								   EXHIBIT 11
				LeCROY CORPORATION
		    COMPUTATION OF EARNINGS PER COMMON SHARE
				   (Unaudited)


					    For the              For the
				       Three Months Ended   Nine Months Ended
In thousands, except                       March 31,            March 31,
per share amounts                       1996      1995       1996      1995

Income Before Extraordinary Item       $1,515    $  852    $ 3,473     $1,784
Extraordinary Item                        -          -      (1,300)       -
Net Income Applicable to Common
   Shares, Common Equivalent Shares
   and Dilutive Securities             $1,515    $  852    $ 2,173     $1,784


Weighted Average Shares - Primary:

Weighted Average Number of Common
   Shares Outstanding                   5,256     4,449      4,685      4,456
Dilutive Common Equivalent Shares
   Issuable Under Stock Option Plans    1,183       230      1,067        230

Weighted Average Number of Common and
   Dilutive Common Equivalent Shares    6,439     4,679      5,752      4,686


Primary Earnings Per Common Share:

Income before extraordinary item         $.24      $.18       $.60       $.38
Extraordinary item                         -         -        (.22)        -
Net income                               $.24      $.18       $.38       $.38


Weighted Average Shares - Fully Diluted:

Weighted Average Number of Common
   Shares Outstanding                   5,256     4,449      4,685      4,456
Dilutive Common Equivalent Shares
   Issuable Under Stock Option Plans    1,183       230      1,088        230

Weighted Average Number of Common and
   Dilutive Common Equivalent Shares    6,439     4,679      5,773      4,686

Fully Diluted Earnings Per Common Share:

Income before extraordinary item         $.24      $.18       $.60       $.38
Extraordinary item                         -         -        (.22)        -
Net income                               $.24      $.18       $.38       $.38
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